                                                      FOR FUND/PLAN CLIENTS ONLY
                                                      --------------------------
                                                                        (2/3/94)

                            U.S. INVESTMENT COMPANY
                         CUSTODIAL SERVICES AGREEMENT

     CUSTODIAL SERVICES AGREEMENT dated as of August, 1994 among CITIBANK, N.A., a national banking association having an office at 111 Wall Street, New York New York 10005 and acting through such office in New York (the "Bank"), CITICORP, a corporation organized under the laws of the State of Delaware, having an office at Citicorp Center, 153 East 53rd Street, New York New York 10043 and MATTHEWS INTERNATIONAL FUNDS (a Business Trust organized under the laws of Delaware) having an office at 655 Montgomery Street, Suite 1438, San Francisco, California 94111. (the "Fund").

                             W I T N E S S E T H:

     THAT WHEREAS, the Fund represents that it is a management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Fund further represents that it is duly incorporated, organized or associated and in good standing under the laws of its state of incorporation, organization or association and the consummation of transactions contemplated hereby or directed by it hereunder will not violate any applicable laws, regulations or orders; and

     WHEREAS, the Fund represents that it is authorized to (a) open and maintain one or more custody accounts (collectively, the "Custody Account") with the Bank to hold certain property ("Property"), including but not limited to stocks, bonds or other securities ("Securities"), cash and other property owned or held by the Fund, (b) enter into this Agreement and (c) direct all actions and transactions contemplated hereunder; and

     WHEREAS, on June 12, 1992, the Securities and Exchange Commission issued an order (the "Exemptive Order") which, among other things, exempts certain indirect subsidiaries of Citicorp (the "Exempt Subsidiaries") from the shareholders' equity requirements of Rule 17f-5 promulgated under the Investment Company Act; and

     WHEREAS, the Fund represents that by separate agreement between Fund/Plan Services, Inc. ("Fund/Plan") and the Fund, Fund/Plan (a) has agreed to perform certain administrative functions which may include the functions of administrator, transfer agent and accounting services agent and (b) has been appointed by the Fund to act as its agent in respect of the transactions contemplated in this Agreement; and

     WHEREAS, the Fund represents that (a) Fund/Plan has agreed to act as Fund's agent in respect of the transactions contemplated in this Agreement and (b) the Bank is authorized and directed to rely upon and follow directions and instructions given by Fund/Plan, the Fund's agent, in respect of transactions contemplated in the Agreement.

     NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the parties hereby agree as follows:

     1. APPOINTMENT AND ACCEPTANCE

        The Fund hereby appoints the Bank as custodian of the Property and as its agent hereunder, and the Bank agrees to act as such upon the terms and conditions hereinafter provided. The Fund hereby directs the Bank to recognize Fund/Plan as its agent and to follow Fund/Plan's instructions and directions in respect of the Property.

     2. DELIVERY; SAFEKEEPING

        The Fund has heretofore delivered, or will deliver or cause to be delivered, Property to the Bank, which Property the Bank agrees to keep safely as custodian for the Fund. The Bank shall not surrender possession of Property except upon properly authorized Instructions (as hereinafter defined) of the Fund or as may be required by due process of applicable law.

     3. IDENTIFICATION AND SEGREGATION OF ASSETS

        With respect to Property in the Custody Account:

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        (A) Except as otherwise provided in this Agreement, the Bank will separately identify on its books as belonging to the Fund and, to the extent practicable, segregate all Property held pursuant to this Agreement by the Bank or any other entity authorized to hold Property in accordance with Section 6 or 7 hereof; and

        (B) The Bank shall supply to the Fund, addressed care of its agent, Fund/Plan, from time to time as mutually agreed upon a written statement with respect to all of the Property in the Custody Account. In the event that the Fund, acting through its agent, Fund/Plan, does not inform the Bank in writing of any exceptions or objections within thirty (30) days after receipt of such statement, the Fund shall be deemed to have approved such statement.

        4. STANDARD OF CARE

        (A) The Bank shall exercise the same standard of care that it exercises over its own assets in the safekeeping, handling, servicing, and disposition of the Property in accordance with this Agreement. The Bank will exercise the due care expected of a professional custodian for hire with respect to the Property in its possession or control.

        (B) The Bank shall be responsible for the acts or omissions of any Exempt Subsidiary acting as a foreign subcustodian pursuant to the Exemptive Order or any subsequent exemptive order issued by the Securities and Exchange Commission to the same extent as if the act or omission of such Exempt Subsidiary were that of the Bank.

        (C) Except as otherwise provided above, the Bank shall use reasonable care in selecting, and shall be responsible only for the proper selection of, any foreign subcustodian or foreign depository; provided,
                                                                      ---------
        however, that the Bank shall have no responsibility for the selection of
        --------
        foreign depositories if under the circumstances existing the foreign depository is the sole depository of securities in a specific jurisdiction.

        (D) The Bank's delegation of duties to an Exempt Subsidiary shall not relieve the Bank of any responsibility to the Fund for any loss due to such delegation, except such losses or damages which may result from (i) political risk, including, but not limited to losses resulting from exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities and
        (ii) other risk of loss for which neither the Bank nor any foreign subcustodian would be liable under Rule 17f-5 promulgated under the Investment Company Act.

        (E) In the event the Fund enters into triparty repurchase agreements pursuant to which collateral therefor is to be held by a custodian other than the Bank and the Fund instructs the Bank to deliver Property to such custodian, the Bank shall be under no duty to determine whether such custodian satisfies the requirements of Section 17 of the Investment Company Act or the Rules promulgated thereunder. Citibank shall have no further duties or obligations under this Agreement with respect to such Property.

        (F) The Bank is not under any duty to supervise the investments of the Fund, or to advise or make any recommendation to the Fund with respect to the purchase or sale of any of the Securities or the investment of any cash. The Fund shall have the sole and exclusive responsibility for investment of Property held hereunder.

        5. PERFORMANCE BY THE BANK

        (A) General
            -------
        The Bank's performance of its duties hereunder and the day-to-day operations of the Custody Account shall be in accordance with written service standards furnished to the Fund, care of the Fund's agent, Fund/Plan, by the Bank from time to time. Such service standards, as amended from time to time, are incorporated herein by reference.

        (B) Receipt, Delivery and Disposal of Securities
            --------------------------------------------
        The Bank shall, or shall instruct any other entity authorized to hold Property in accordance with Section 6 or 7 hereof to, receive or deliver Securities and credit or debit the Fund's account, in accordance with properly authorized Instructions from the Fund. The Bank or such entity shall also receive in custody all stock dividends, rights and similar securities issued in connection with Securities held hereunder, shall surrender for payment, in a timely manner, all items maturing or called for redemption and shall take such other action as the Fund may direct in properly authorized Instructions.

        (C) Registration
            ------------
        Securities held hereunder may be registered in the name of the Bank, any entity authorized to hold Property in accordance with Section 6 or 7 hereof, or a nominee of the Bank or any such authorized entity, and the Fund shall be informed upon request of all such registrations. Securities in registered form will be transferred upon request of the Fund into such names or registrations as it may specify in properly authorized Instructions.

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        (D) Cash Accounts
            -------------
            (i) All cash received or held by the Bank or by any entity authorized to hold Property in accordance with Section 7 hereof as interest, dividends, proceeds from transfer, and other payments for or with respect to the Securities shall be (x) held in a cash account in accordance with properly authorized Instructions received by the Bank or such entity, or (y) if specified in the Fund's Instructions, converted to or from U.S. dollars and remitted to the Fund. The Fund shall bear any foreign exchange risk in connection with any such conversion. In effecting any currency conversions hereunder, the Bank or such entity may use any methods or agencies as it may see fit including the Bank's or such entity's own facilities at customary rates.

            (ii) The Fund agrees, with respect to all payments for purchases of Securities to be deposited in the Custody Account, that funds for settlement will be on deposit by the settlement date at the location of settlement, in good available funds and in the currency of settlement. The Fund acknowledges that nothing in this Agreement shall obligate the Bank to extend credit, grant financial accommodation or otherwise advance moneys to the Fund for the purpose of making any payments for purchases or part thereof or otherwise carrying out any Instructions.

        (E) Reports
            -------
            (i) If the Bank has in place a system for providing telecommunication access or other means of electronic access by customers to the Bank's reporting system for Property in the Custody Account, then, at the Fund's election, the Bank shall provide the Fund with such instructions and passwords as may be necessary in order for the Fund to have such electronic access through the Fund's terminal device. Such electronic access shall be restricted to information relating to the Custody Account. If electronic access to such reporting system is requested by the Fund, the Fund agrees to assume full responsibility for the consequences of such use, including any misuse or unauthorized use of the terminal device, instructions or passwords referred to above, and agrees to defend and indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs, counsel fees, and other expenses of every nature suffered or incurred by the Bank by reason of or in connection with such use by the Fund or others of such terminal device, unless such liabilities, losses, damages, costs, counsel fees and other expenses can be shown to be the result of negligent or wrongful acts of the Bank, the Bank's employees or the Bank's agents. Further, in the event the Fund elects to have electronic access, the Bank shall provide the Fund on each business day a report of the preceding business day's transactions relating to the Custody Account and of the closing or net balances of each business day. If the Fund does not choose to have electronic access, the Bank shall provide the Fund with such reports of transactions in the Custody Account by such means as may be mutually agreed upon.

           (ii) The Bank agrees to use reasonable efforts to furnish the Fund with such information regarding Property held hereunder as the Fund may reasonably request in connection with its complying with requests of any regulatory authorities having jurisdiction over the Fund.

          (iii) The Bank shall also, subject to restrictions under applicable law, seek to obtain from any entity with which the Bank maintains the physical possession of any of the Property in the Custody Account records of such entity relating to the Property in the Custody Account as may be required by the Fund or its agents in connection with an internal examination by the Fund of its own affairs. Upon a reasonable request from the Fund, the Bank shall use its best efforts to furnish to the Fund reports (or portions thereof) of the external auditors of each such entity relating directly to such entity's system of internal accounting controls applicable to its duties under its agreement with the Bank.

        (F) Access during the Bank's regular banking hours and upon receipt of reasonable notice from the Fund, any officer or employee of the Fund, any independent accountant(s) selected by the Fund and any person designated by any regulatory authority having jurisdiction over the Fund shall be entitled to examine on the Bank's premises, Property held by the Bank on its premises and the Bank's records regarding Property held hereunder deposited with entities authorized to hold Property in accordance with Section 6 or 7 hereof, but only upon the Fund's furnishing the Bank with properly authorized written Instructions to that effect, provided that such examination shall be consistent with the
                     --------
        Bank's obligations of confidentiality to other parties. The Bank's costs and expenses in facilitating such examinations shall be borne by the Fund, provided that such costs and expenses shall not be deemed to examination shall be consistent with the Bank's obligations of confidentiality to other parties. The Bank's costs and expenses in facilitating such examinations shall be borne by the Fund, provided that
                                                                   --------
        such costs and expenses shall not be deemed to include the Bank's costs in providing to the Fund: (i) the "single audit report" of the independent certified public accountants engaged by the Bank and (ii) such reports and documents as this Agreement contemplates that the Bank shall furnish routinely to the Fund.

        (G) Voting and other Action
            -----------------------
            (i) The Bank will transmit to the Fund upon receipt, and will instruct any entities authorized to hold Property in accordance with
        Section 6 or 7 hereof to transmit to the Fund upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of the Securities, and all information relating to exchange or tender offers received from offerors with respect to the Securities. Such

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        proxies will be executed by the registered holder if the registered holder is other than the Fund, but the manner in which Securities are to be voted will not be indicated. Neither the Bank nor any other entity holding Property hereunder shall vote any Securities or authorize the voting of any Securities or give any consent or take any other action with respect thereto, except as otherwise provided herein.

           (ii) In the event of tender offers, the Fund will hand deliver or telecopy Instructions to the Bank as to the action to be taken with respect thereto, designating such Instructions as being related to a tender offer. The Fund shall hold the Bank harmless from any adverse consequences of the Fund's use of telecopier transmission of, or any other method for transmitting, Instructions relating to a tender offer.

          (iii) The Fund agrees that if it gives an Instruction for the performance of an act on the last permissible date of a period established by a tender offer or on the last permissible date for the performance of such act, the Fund shall hold the Bank harmless from any adverse consequences in connection with acting upon or failing to act upon such Instructions.

           (iv) The Bank is authorized to accept and open on the Fund's behalf all mail or communications relating to the Property received by the Bank or directed in its care.

        6.  AUTHORIZED USE OF U.S. DEPOSITORIES

        The Fund authorizes the Bank, for any Securities held hereunder, to use the services of any United States securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 promulgated under the Investment Company Act, including but not limited to, The Depository Trust Company, the Federal Reserve Book Entry System and Participants Trust Company ("U.S. Depositories"). The Bank will deposit Securities held hereunder with a U.S. Depository only in an account which holds assets of customers of the Bank.

        7.  USE OF FOREIGN CUSTODIANS

            (A)  Authorization

                 (i) The Bank may cause Securities which are foreign securities within the meaning of Rule 17f-5(c)(1) promulgated under the Investment Company Act ("Foreign Securities") and amounts of cash and cash equivalents reasonably required to effect the Fund's Foreign Securities transactions ("Cash") in the Custody Account to be held in such country or other jurisdiction as the Fund shall direct in properly authorized Instructions.

                (ii) Subject to prior approval by the Fund, the Bank may hold such Foreign Securities and Cash in subcustody accounts, which shall be deemed part of the Custody Account and which have been established by the Bank with (x) branches of "Qualified U.S. Banks", as defined in Rule 17f-5(c)(3) promulgated under the Investment Company Act ("Branches"), or (y) foreign custodians which satisfy the provisions of Rule 17f-5(c)(2)(i) or (ii) promulgated under the Investment Company Act, or Exempt Subsidiaries or other foreign custodians which are exempt from such provisions under the Exemptive Order or any other order or release issued by the Securities and Exchange Commission (such Branches, foreign custodians and Exempt Subsidiaries, collectively, the Eligible Foreign Custodians"). The Fund shall deliver to the Bank a certified copy of the resolution approving both the use of each Eligible Foreign Custodian with which the Foreign Securities and Cash of the Fund will be kept and, with respect to Eligible Foreign Custodians other than Branches, the Bank's contract with such Eligible Foreign Custodian.

               (iii) Subject to prior approval by the Fund, the Bank or an
            Eligible Foreign Custodian is authorized to hold Foreign Securities of the Fund in an account with any foreign securities depository or foreign clearing agency which in the Bank's judgment satisfies the provisions of Rule 17f-5(c)(iii) or (iv) promulgated under the Investment Company Act, or which is exempt from such provisions under an order, no-action letter or release issued by the Securities and Exchange Commission ("Eligible Foreign Securities Depository"). The Fund shall deliver to the Bank a certified copy of the resolution approving the use of each Eligible Foreign Securities Depository with which Foreign Securities of the Fund will be deposited.

                (iv) Any Foreign Securities or Cash held by an Eligible Foreign
            Custodian or an Eligible Foreign Securities Depository, shall be subject to applicable laws, regulations, restrictions, customs, procedures, and market practices as exist in the country in which such Foreign Securities and Cash is held. In the event that local laws or regulations to which an Eligible Foreign Custodian or Eligible Foreign Securities Depository is subject change in a way that would prevent or limit the performance of duties and obligations by the Eligible Foreign Custodian or Foreign Securities Depository, such duties and obligations shall be superseded and neither the Bank nor any other Citicorp affiliated company organization shall be liable therefor or for any damages in any way resulting from such prevented or limited performance.

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        (B) Provision of Information Regarding Foreign Custodians and Securities
            --------------------------------------------------------------------
            Depositories
            ------------

            (i) The Bank shall use its best efforts to assist the Fund in obtaining the following:

                 (a) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the access afforded the Fund's independent public accountants to books and records kept by a foreign custodian or foreign securities depository used in that country;

                 (b) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Fund's ability to recover its assets in the event of the bankruptcy of a foreign custodian or foreign securities depository used in that country;

                 (c) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Fund's ability to recover assets that are lost while under the control of a foreign custodian or foreign securities depository used in that country;

                 (d) As to each country in which Property is held, information concerning whether under applicable foreign currency exchange regulations the Fund's cash and cash equivalents held in that country are readily convertible to U S. dollars;

                 (e) Information relating to whether each foreign custodian or foreign securities depository used would provide a level of safeguards for maintaining the Fund's Securities not materially different from that provided by the Bank in maintaining the Securities in the United States;

                 (f) Information concerning whether each foreign custodian or foreign securities depository used has offices in the United States in order to facilitate the assertion of jurisdiction over and enforcement of judgments against such custodian or depository; and

                 (g) As to each foreign securities depository used, information concerning the number of participants in, and operating history of, such depository.

           (ii) During the term of this Agreement, the Bank shall use its best efforts to provide the Fund with prompt notice of any material changes in the facts or circumstances upon which any of the foregoing information or statements were based.

          (iii) Notwithstanding any of the foregoing provisions of this subsection (b) of this Section 7, the Bank's undertaking to assist the Fund in obtaining the information referred to in this subsection (b) of the this Section 7 shall neither increase the Bank's duty of care nor reduce the Fund's responsibility to determine for itself the prudence of entrusting its assets to any particular foreign custodian or foreign securities depository.

        (C) Segregation and Identification of Assets
            ----------------------------------------
        The Bank will deposit Property of the Fund with an Eligible Foreign Custodian only in an account which holds exclusively assets of customers of the Bank. In the event that an Eligible Foreign Custodian is authorized to hold any of the Foreign Securities placed in its care in an Eligible Foreign Securities Depository pursuant to the provisions of subsection (A) of this Section 7, the Bank will direct such Eligible Foreign Custodian to identify such Foreign Securities on its books as being held for the account of the Bank as custodian for its customers.

        (D) Instructions to Eligible Foreign Custodians; Instructions to
            ------------------------------------------------------------
            Eligible Foreign Securities Depositories
            ----------------------------------------
        Any Property in the Custody Account held by an Eligible Foreign Custodian will be subject only to the instructions of the Bank or its agents; and any Foreign Securities held in an Eligible Foreign Securities Depository for the account of an Eligible Foreign Custodian will be subject only to the instructions of such Eligible Foreign Custodian, as subcustodian for the Bank.

        (E) Contracts between the Bank and Exempt Subsidiaries.
            ---------------------------------------------------
        The Bank's contract with each Exempt Subsidiary provides:

            (i) an acknowledgement by such Exempt Subsidiary that it is acting as a foreign custodian for U.S. Investment Companies or their custodians pursuant to the terms of the Exemptive Order; and

           (ii) that the Fund is entitled to enforce the terms of the subcustodian agreement between the Bank and the Exempt Subsidiary and is entitled to seek relief directly against the Exempt Subsidiary.

     8. CITICORP GUARANTEE
        Citicorp agrees that it shall be liable, in accordance with the terms of a guarantee issued in compliance with the conditions of the Exemptive Order, for losses incurred by the Fund resulting from bankruptcy or insolvency of Exempt Subsidiaries operating pursuant to the terms of the Exemptive Order.

     9. USE OF AGENTS
        The Bank may, subject to applicable laws, rules and regulations, appoint agents, whether in its own name or that of the Fund, to perform any of the duties of the Bank hereunder, and the Bank may delegate to any such agent so appointed any of its functions under this Agreement.

    10. INSTRUCTIONS

        (A) The Bank is authorized to rely and act upon instructions ("Instructions") in writing which are signed by persons ("Authorized Persons") named in a list provided to the Bank from time to time, which list must be certified by the Fund's Secretary or Assistant Secretary and include authenticated specimen signatures of all Authorized Persons. Such list shall separately designate those Authorized Persons who may authorize the withdrawal of the Securities free of payment, those Authorized Persons who may authorize the unconditional transfer of funds, and those Authorized Persons who may give Instructions by electronic access.

        (B) The Fund agrees that the Bank is authorized to rely and act upon such Instructions in accordance with this Section 10 and the Funds Transfer Procedures attached hereto and incorporated herein by reference (including each Schedule A) to this Agreement and to debit or credit the applicable account(s) of the Fund accordingly and that such Funds Transfer Procedures and method(s) of transmission are commercially reasonable.

        (C) The Bank shall be entitled to rely upon the continued authority of any Authorized Person to give Instructions until the Bank receives notice from the Fund to the contrary; and the Bank shall be entitled to rely upon any Instructions it believes in good faith to have been given by an Authorized Person.

        (D) The Bank is further authorized to rely upon any Instructions received by any other means and identified as having been given or authorized by any Authorized Person, regardless of whether such Instructions shall in fact have been authorized or given by any of such Authorized Persons, provided that the Bank and the Fund shall have agreed upon the means of transmission and the method of identification for such Instructions. Instructions received by any other means shall include but not be limited to verbal Instructions only in connection with delivery against payment or receipt against payment transactions and transfer from one account with the Bank to another with the Bank and provided that such verbal Instructions are promptly confirmed in writing by the Fund. Notwithstanding the foregoing, in the event any such verbal Instructions are not subsequently confirmed in writing, as provided above, the Fund agrees to hold the Bank harmless and without liability for any claims or losses in connection with such verbal Instructions.

        (E) The Fund agrees to be bound by any Instruction, whether or not authorized, given to the Bank in its name and accepted by the Bank in accordance with the provisions hereof (including but not limited to the Funds Transfer Procedures and Schedule A thereto) and further agrees to indemnify and hold the Bank harmless from and against any loss, liability, claim or expense (including legal fees and expenses) associated with the Bank's acting upon such Instructions as provided herein, except such as may arise from the Bank's own negligence, bad faith or willful misconduct.

        (F) The Fund may appoint one or more investment managers ("Investment Managers") with respect to the Custody Account. The Bank is authorized to act upon Instructions received from any Investment Manager to the same extent that the Bank would act upon the Instructions of an Authorized Person, provided that the Bank has received written evidence of the Investment Manager's appointment and written confirmation from the Investment Manager evidencing acceptance of such appointment. The Investment Manager shall provide to the Bank from time to time a list of persons authorized to give Instructions on behalf of the Investment Manager. The list must be certified by the Investment Manager's Secretary or Assistant Secretary and include authenticated specimen signatures of such persons.

        (G) If the Fund should choose to have telecommunication or other means of electronic access to the Bank's reporting system for Property in the Custody Account, pursuant to paragraph (E) of Section 5, the Bank is also authorized to rely and act upon any Instructions received by it through a terminal device, provided that such Instructions are accompanied by code words which the Bank has furnished to the Fund, or an Authorized Person, by any method mutually agreed to by the Bank and the Fund, provided that the Bank has not been notified by the Fund, or any such Authorized Person to cease to recognize such code words, regardless of whether such Instructions shall in fact have been given or authorized by the Fund or any such Authorized Person.

        (H) The Bank is authorized to act upon Instructions of the Fund's agent, Fund/Plan, to the same extent that the Bank would act upon Instructions of an Authorized Person provided that (i) the Bank has received confirmation from Fund/Plan evidencing acceptance of its appointment as agent by the Fund, (ii) the Bank shall have received from Fund/Plan a list of persons (and such persons specimen signatures) authorized to give Instructions on behalf of Fund/Plan, which list shall have been certified by Fund/Plan's Secretary or Assistant Secretary, and (iii) the Bank shall not have received written notice from (x) Fund/Plan that it is no longer acting as the Fund's agent or directing the Bank to cease recognizing Instructions from a designated Fund/Plan person, or (y) the Fund to cease recognizing Instructions from Fund/Plan.

    11. THE FUND
        (A) The Fund agrees that no printed material or other matter in any language (including without limitation, prospectuses, statements of additional information, notices to shareholders, annual reports and promotional material) which mention the Bank's or Citicorp's name or the rights, powers or duties of the custodian of the Fund shall be issued by the Fund or on the Fund's behalf unless the Bank shall first have given its specific written consent thereto; provided, however, that no prior consent shall be required if the only reference to the Bank's or Citicorp's name is in identifying the Bank as the Fund's custodian.

        (B) The Fund shall give prior notice to the Bank of any change in its place of incorporation or organization, mailing address, or sponsors, any significant change in management, investment objectives, fees or redemption rights and any change to the appointment of Fund/Plan as its agent.

        (C) The Fund confirms that it is, and agrees that in the future it will be, audited at least annually by an independent accounting firm and that it mails, and in the future will mail, an audited financial report of the Fund to its shareholders at least annually.

    12. FEES AND EXPENSES
        Payment of the Bank's compensation for services rendered hereunder shall be the responsibility of the Fund. The Fund represents that by separate agreement it has appointed Fund/Plan as its agent, and that Fund/Plan, as agent for the Fund, has agreed to pay the compensation payable in respect of such services promptly upon receipt of statements therefore. The Fund shall pay to Fund/Plan fees for services (including the Bank's custodial services) in accordance with the terms of an agreement between Fund/Plan and the Fund. The Fund hereby directs the Bank to (i) send all statements for compensation to its attention care of Fund/Plan at the following address: Fund/Plan Services, Inc., 2 W. Elm Street, Conshohocken, PA 19428, Attention: Mr. Elmer Gardner, Senior Vice President, and (ii) accept all payments made by Fund/Plan in the Fund's name as if such payments were made directly by the Fund. The Custodian's compensation for services rendered hereunder is set forth in an agreement between the Bank and Fund/Plan Should Fund/Plan fail to pay or remit such compensation to the Bank, the Bank will be entitled to debit the Custody Account directly for such compensation. In the absence of sufficient cash in the Custody Account to cover compensation, the Fund shall promptly pay the bank for the unpaid compensation due hereunder. In the absence of prompt payments by the Fund of the unpaid compensation, the Bank shall be entitled to exercise, in addition to all other rights existing in law or equity, the rights set forth in Section 13 hereof.

    13. LIENS
        The Bank shall have a lien on the Property in the Custody Account to secure payment of fees and expenses for the services rendered under this Agreement. If the Bank advances cash or securities to the Fund for any purpose or in the event that the Bank or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of its duties hereunder, except such as may arise from its or its nominee's negligent action, negligent failure to act or willful misconduct, any Property at any time held for the Custody Account shall be security therefor and the Fund hereby grants a security interest therein to the Bank. The Fund shall promptly reimburse the Bank for any such advance of cash or securities or any such taxes, charges, expenses, assessments, claims or liabilities upon request for payment, but should the Fund fail to so reimburse the Bank, the Bank shall be entitled to dispose of such Property to the extent necessary to obtain reimbursement. The Bank shall be entitled to debit any account of the Fund with the Bank including, without limitation, the Custody Account, in connection with any such advance and any interest on such advance as the Bank deems reasonable.

    14. TAX STATUS
        The Fund's Tax Identification Number is: 94-320561.7
                                                 -----------

    15. AMENDMENT
        This Agreement may not be amended except by a written agreement among the parties hereto.

    16. TERMINATION
        Either the Bank or the Fund may terminate this Agreement upon sixty (60) days' written notice to the other parties.

    17. CONFIDENTIALITY
        Subject to the foregoing provisions of this Agreement and subject to any applicable law, the Fund and the Bank shall each use best efforts to maintain the confidentiality of matters concerning Property in the Custody Account. The Fund expressly agrees that the Bank may disclose any and all information concerning the Custody Account to the Fund's agent, Fund/Plan.

    18. NOTICES
        All notices and other communications hereunder, except for Instructions and reports relating to the Property which are transmitted through the Bank's electronic reporting system for Property in the Custody Account, shall be in writing, telex or telecopy or, if verbal, shall be promptly confirmed in writing, and shall be hand-delivered, telexed, telecopied or mailed by prepaid first class mail (except that notice of termination, if mailed, shall be by prepaid registered or certified mail), to each party at its address set forth above, if to the Fund, marked "Attention G. Paul Matthews" and if to the Bank, marked
                          -----------------
        "Citibank as Custodian for Matthews Pacific Tiger", and if to Citicorp,
                                   ------------------------
        marked "Attention of Office of Corporate Finance, Gregory C. Ehlke, Vice President", or at such other address as each party may give notice of to the others.

    19. ASSIGNMENT
        No party may assign, transfer or charge all or any of its rights and benefits hereunder without the written consent of the other parties. Any purported assignments made in contravention of this Section shall be null and void and of no effect whatsoever.

    20. GOVERNING LAW
        This Agreement shall be governed by and construed according to the laws of the State of New York and the parties agree that the courts of the State of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of, or in connection with, this Agreement, and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

    21. MISCELLANEOUS
        (A) This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

        (B) This Agreement contains the entire agreement among the parties relating to custody of Property and supersedes all prior agreements on this subject.

        (C) The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized.


     CITIBANK, N A.                              CITICORP

     BY:                                    BY:
        ---------------------------------      ---------------------------------
     NAME:                                  NAME:
          -------------------------------        -------------------------------
     TITLE:                                 TITLE:
           ------------------------------         ------------------------------

     [FUND]
     BY:
        -----------------------------------
     NAME:
          ---------------------------------
     TITLE:
           --------------------------------